Exhibit 99.1

IMMEDIATE RELEASE CONTACTS: Brent Larson, Vice President / CFO 614 822.2330	July 26, 2007 Tim Ryan, The Trout Group 646.378.2924

NEOPROBE ANNOUNCES SECOND QUARTER RESULTS
Business Update Provided and Conference Call Scheduled

DUBLIN, OHIO - July 26, 2007 -- Neoprobe Corporation (OTCBB:NEOP - News), a diversified developer of innovative oncology and cardiovascular surgical and diagnostic products, today announced consolidated results for the second quarter of 2007 and for the six-month period ended June 30, 2007. For the second quarter of 2007, Neoprobe reported a net loss of $1.1 million or $0.02 per share compared to a net loss of $861,000 or $0.01 per share for the second quarter in 2006. For the six months ended June 30, 2007, Neoprobe reported a net loss of $2.2 million or $0.04 per share compared to a net loss of $1.8 million or $0.03 per share for the same period in 2006. The net loss for the second quarter of 2007 included $357,000 in non-cash charges compared to total non-cash charges of $348,000 for the second quarter of 2006. The net loss for the six-month period ended June 30, 2007 included $740,000 in non-cash charges compared to total non-cash charges of $745,000 for the same period in 2006. Non-cash charges for both periods consisted primarily of the amortization of warrant and debt-issuance costs related to the financing that was completed in December 2004 in addition to depreciation and amortization of fixed and intangible assets.

Brent Larson, Neoprobe’s Vice President, Finance and CFO, said, “Device revenue for the second quarter of 2007 increased 6% to $1.5 million compared to $1.4 million for the same quarter last year. Year-to-date device revenue increased 1% to $3.3 million for the six months ended June 30, 2007 compared to $3.2 million for the comparable prior year period. Year-to-date revenue in 2007 from our gamma detection systems increased 5% overall to $3.0 million. Year-to-date sales of blood flow devices totaled $246,000 for the first half of 2007 compared to $363,000 for the same period in 2006. Gross margins from combined device sales declined for the first half of 2007 to 54% compared to 58% for the same period in the prior year due to a combination of factors including lower margins on sales of Bluetooth probe demonstration units in 2007, a price decline on base systems sold by our distribution partner in Europe and higher than expected production costs on our initial production run of Bluetooth probes. We expect margins to recover to historical levels over the remainder of the year as awareness of our new Bluetooth product offering continues to grow and end-customer sales are booked.”

David Bupp, Neoprobe’s President and CEO, said, “Our operating expenses increased slightly for the first half of 2007 compared to last year due to increased clinical trial activity during the period related to the recent successfully completed Phase 2 trial for Lymphoseek®, which more than offset decreases in drug manufacturing validation and production activities from what occurred in the first half of 2006. General and administrative costs also declined 11% compared to the prior year related primarily to decreases in marketing and insurance costs.”

Following are some of the milestones achieved by Neoprobe during the second quarter of 2007 and early July:

•
Achieved and reported positive preliminary results from the Phase 2 Lymphoseek trial in breast cancer and melanoma. Based on pathology confirmed results, Lymphoseek identified lymphatic tissue in over 94% of the surgically treated patients.

•	Closed on a $1 million investment in the Company led by our President and CEO, David Bupp.
•	Executed a term sheet for the marketing and distribution of Lymphoseek in the United States with the nuclear pharmacy division of Cardinal Health.
•	Commenced development activities for the Phase 3 clinical studies of Lymphoseek including holding a productive preliminary meeting with FDA.
•	Completed the second of three cGMP production runs of Lymphoseek.

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“Successful completion of the Phase 2 trial for Lymphoseek in breast cancer and melanoma coupled with the execution of a term sheet for Lymphoseek distribution with the market leader in radiopharmaceutical distribution in the United States are the most solid demonstrations yet of the potential for Lymphoseek and Neoprobe.” Bupp continued. “The recent achievement of these clinical and commercial milestones, coupled with the continued solid performance of our core device business, serve as a solid foundation for success as we prepare for the pivotal Phase 3 trials for Lymphoseek.”

Neoprobe’s President and CEO, David Bupp, and Vice President and CFO, Brent Larson, will provide a business update and discuss the company’s results for the second quarter of 2007 during the conference call scheduled for 11:30AM ET, Friday, July 27, 2007. The conference call can be accessed as follows:

Conference Call Information
TO PARTICIPATE LIVE:		TO LISTEN TO A REPLAY:
Date: Time: Toll-free (U.S.) Dial in # : International Dial in # :	July 27, 2007 11:30AM EDT 877-407-8033 201-689-8033	Available until: Toll-free (U.S.) Dial in # : International Dial in # : Replay passcodes (both required for playback): Account # : Conference ID # :	August 3, 2007 877-660-6853 201-612-7415 286 249655

About Neoprobe
Neoprobe is a biomedical company focused on enhancing patient care and improving patient outcome by meeting the critical intraoperative diagnostic information needs of physicians and therapeutic treatment needs of patients. Neoprobe currently markets the neo2000® line of gamma detection systems that are widely used by cancer surgeons and is commercializing the Quantix® line of blood flow measurement products developed by its subsidiary, Cardiosonix Ltd. In addition, Neoprobe holds significant interests in the development of related biomedical systems and radiopharmaceutical agents including Lymphoseek® and RIGScan® CR. Neoprobe’s subsidiary, Cira Biosciences, Inc., is also advancing a patient-specific cellular therapy technology platform called ACT. Neoprobe’s strategy is to deliver superior growth and shareholder return by maximizing its strong position in gamma detection technologies and diversifying into new, synergistic biomedical markets through continued investment and selective acquisitions.www.neoprobe.com

Statements in this news release, which relate to other than strictly historical facts, such as statements about the Company’s plans and strategies, expectations for future financial performance, new and existing products and technologies, anticipated clinical and regulatory pathways, and markets for the Company’s products are forward-looking statements The words “believe,” “expect,” “anticipate,” “estimate,” “project,” and similar expressions identify forward-looking statements that speak only as of the date hereof. Investors are cautioned that such statements involve risks and uncertainties that could cause actual results to differ materially from historical or anticipated results due to many factors including, but not limited to, the Company’s continuing operating losses, uncertainty of market acceptance of its products, reliance on third party manufacturers, accumulated deficit, future capital needs, uncertainty of capital funding, dependence on limited product line and distribution channels, competition, limited marketing and manufacturing experience, risks of development of new products, regulatory risks and other risks detailed in the Company’s most recent Annual Report on Form 10-KSB and other Securities and Exchange Commission filings. The Company undertakes no obligation to publicly update or revise any forward-looking statements.

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NEOPROBE CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2007	2006
	(unaudited)
Assets:

Cash	$1,207,011	$2,502,655
Other current assets	2,423,650	2,831,088
Intangible assets, net	1,711,224	1,828,517
Other non-current assets	741,788	871,272

Total assets	$6,083,673	$8,033,532

Liabilities and stockholders' deficit:

Current liabilities, including current portion of notes payable	$4,530,391	$3,409,252
Notes payable, long term (net of discounts)	3,475,327	4,862,125
Other liabilities	60,721	60,182
Stockholders' deficit	(1,982,766)	(298,027)

Total liabilities and stockholders' deficit	$6,083,673	$8,033,532

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2007	2006	2007	2006
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Net sales	$1,517,430	$1,433,991	$3,260,750	$3,221,909
Cost of goods sold	699,844	600,762	1,489,336	1,337,982
Gross profit	817,586	833,229	1,771,414	1,883,927

Operating expenses:
Research and development	875,304	642,573	1,739,145	1,476,756
Selling, general and administrative	650,293	753,812	1,432,869	1,606,295
Total operating expenses	1,525,597	1,396,385	3,172,014	3,083,051

Loss from operations	(708,011)	(563,156)	(1,400,600)	(1,199,124)

Interest expense	(444,702)	(363,426)	(886,847)	(719,960)
Other income, net	18,071	65,113	41,908	130,013

Net loss	$(1,134,642)	$(861,469)	$(2,245,539)	$(1,789,071)

Loss per common share:
Basic	$(0.02)	$(0.01)	$(0.04)	$(0.03)
Diluted	$(0.02)	$(0.01)	$(0.04)	$(0.03)

Weighted average shares outstanding:
Basic	61,608,782	58,560,046	60,635,448	58,535,631
Diluted	61,608,782	58,560,046	60,635,448	58,535,631